UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Tilray, Inc.

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This Schedule 14A filing consists of the following communications relating to the proposed business combination of Tilray, Inc. (the “Company”), a Delaware corporation, and Aphria Inc., a corporation existing under the laws of the Province of Ontario (“Aphria”), pursuant to the terms of an Arrangement Agreement, dated December 15, 2020, by and among the Company and Aphria:

(i)	Press Release

(ii)	All Employee Communication

Each item above was first used or made available on February 17, 2021.

PRESS RELEASE	February 17, 2021

Tilray, Inc. Reports 2020 Full Fiscal Year and Fourth Quarter Results

Revenue Increased 26% to $210.5 Million in 2020 Compared to Prior Year

Net Loss $(3.0) Million in Q4 2020 Versus Net Loss $(219.8) Million in Q4 2019

Achieved Adjusted EBITDA Goal With $2.2 Million in Q4 2020

Combination with Aphria Inc. Expected to Close in Q2 2021 to Create the World’s Largest Cannabis Company Based On Pro Forma Revenue

$189.7 Million Cash at December 31,2020 and $261.3 Million Cash as of February 16, 2021

NANAIMO, BRITISH COLUMBIA – Tilray, Inc. (“Tilray” or the “Company”) (Nasdaq: TLRY), a global pioneer in cannabis research, cultivation, production and distribution, today reported financial results for the full fiscal year and fourth quarter ended December 31, 2020. All financial information in this press release is reported in U.S. dollars, unless otherwise indicated.

Brendan Kennedy, Tilray’s Chief Executive Officer, stated, “Over the course of 2020, and despite COVID-19 related challenges, we transformed and strengthened Tilray, delivered solid full year results, significantly reduced net loss, and achieved our stated goal of delivering break even or positive Adjusted EBITDA in Q4 2020. We did so by generating meaningful revenue growth across our core businesses, particularly international medical and Canadian adult-use in Q4, and reducing costs by $57 million on an annualized basis compared to Q4 of 2019. As a result, we now operate with a more focused, efficient and competitive cost structure. We also strengthened our balance sheet and positioned Tilray for growth and success in the future in combination with Aphria. These results required hard work and dedication and I sincerely appreciate everything the Tilray team has done to transform our business during 2020. We now look forward to the beginning of the next chapter in our corporate journey.”

Mr. Kennedy continued, “Amid an acceleration of regulatory changes and an increasingly-favorable political environment, our proposed merger with Aphria will position the combined company as a global leader with lowest cost of production, leading brands, a well-developed distribution network, and unique partnerships. Finally, and as previously stated, the ‘new’ Tilray will achieve over C$100 million in anticipated pre-tax synergies. The aggregate impact of these value drivers provides confidence that the ‘new’ Tilray will generate significant value for stockholders.”

PRESS RELEASE	February 17, 2021

As announced on December 16, 2020, Tilray will combine businesses with Aphria Inc. and create the world’s largest global cannabis company based on pro forma revenue. Following the close of this transaction, which is expected in the second quarter of 2021, the combined company will operate under the Tilray corporate name with shares trading on Nasdaq under ticker symbol “TLRY”. Completion of the business combination is subject to regulatory and court approvals and other customary closing conditions, including the approval of Tilray and Aphria stockholders.

Fourth Quarter 2020 Financial Highlights

•

Total revenue increased to $56.6 (C$74.4) million, up 20.5% compared to the fourth quarter of 2019. Cannabis segment revenue increased 46% to $41.2 million (C$53.6 million), mainly driven by acceleration of International Medical sales (+191%) and Canadian Adult-Use sales (+49%). Canadian medical sales grew 26% and there were no bulk sales to other license producers. Hemp segment revenue decreased 18% to $15.3 million (C$20.5 million) primarily due to a shift to private label product with a large customer and the impact of COVID-related changes to consumer shopping patterns.

•

Total revenue increased 10% compared to the third quarter of 2020. Cannabis segment revenue increased 31%, driven by a 44% increase in International Medical sales, 27% increase in Adult-Use sales, and a 24% increase in Canada Medical sales which was partly offset by a 23% decline in Hemp sales.

	Three months ended December 31,				Twelve months ended December 31,

	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Cannabis
Adult-use	$25,362	$17,005	$8,357	49%	$83,828	$55,763	$28,065	50%
Canada - medical	4,204	3,333	871	26%	15,489	12,556	2,933	23%
International - medical	11,666	4,008	7,658	191%	33,886	13,378	20,508	153%
Bulk	—	3,924	(3,924)	(100)%	402	25,450	(25,048)	(98)%

Total Cannabis revenue	$41,232	$28,270	$12,962	46%	$133,605	$1,07,147	$26,458	25%

Hemp	15,328	18,665	(3,337)	(18)%	76,877	59,832	17,045	28%

Total	$56,560	$46,935	$9,625	21%	$210,482	$166,979	$43,503	26%

Excise duties included in revenue	$5,818	$4,429	$1,389	31%	$19,143	$13,136	$6,007	46%

PRESS RELEASE	February 17, 2021

•	Total cannabis kilogram equivalents sold decreased 54% to 6,901 kilograms from 15,039 kilograms in the prior year’s fourth quarter. The decrease was due almost entirely to the reduction of bulk sales.

•

Average cannabis net selling price per gram increased to $5.97(C$7.99) compared to $1.88 (C$2.52) in the fourth quarter of 2019 and decreased from $6.15 (C$8.15) in the third quarter of 2020. The increase versus 2019 was due to a continued shift in distribution channels and product mix, including growth in International Medical sales, a shift in sales to higher potency and higher priced products in the Adult-Use market, and the continued growth of Cannabis 2.0 products in Canada. The decrease from the third quarter of 2020 was due to the accelerated sales growth of cannabis flower products in the Canadian Adult-Use channel during the fourth quarter of 2020.

•

Average cannabis net cost per gram increased to $3.72 (C$4.98) compared to $1.53 (C$2.05) in the fourth quarter of 2019 and decreased from $4.23 (C$5.61) in the third quarter of 2020. The year-over-year increase was the result of lower kilograms sold due to the discontinuation of bulk sales and partly due to increased sales of Cannabis 2.0 products which have higher costs than dried flower. The decrease in the fourth quarter of 2020 is attributable to additional realization of cost cutting measures and better absorption rates in Portugal.

•	Gross margin increased to 29% from (121%)% in the fourth quarter of 2019 and increased from 7% in the third quarter of 2020.

•	Gross margin, excluding inventory valuation adjustments, increased to 33% from 23% in the fourth quarter of 2019 and 29% in the third quarter of 2020.

○

Gross margins for Cannabis, excluding inventory valuation adjustments, was 33% in the fourth quarter of 2020 versus 16% in the fourth quarter of 2019 and 27% in the third quarter of 2020. The sequential increase in gross margin was partly due to increased International Medical sales and lower costs at our production facilities resulting from our cost cutting measures.

○

Gross margin for Hemp, excluding inventory valuation adjustments, decreased to 34% from 35% in the fourth quarter of 2019 and decreased from 43% in the third quarter of 2020. The decreases are primarily due to a shift in sales to larger size and lower margin private label products with one of our large customers.

•

Net loss was $(3.0) million, or $(0.02) per share, compared to net loss of $(219.8) million, or $(2.14) per share, in the fourth quarter of 2019 and net loss of $(2.3) million, or $(0.02) per share in the third quarter of 2020.

•

Adjusted EBITDA of $2.2 million was a $37.5 million improvement compared to the $(35.3) million loss in the fourth quarter of 2019 and a $3.7 million improvement versus the $(1.5) million loss in the third quarter of 2020. Increased sales combined with our significant cost reductions and operating efficiencies had a meaningful positive impact on Adjusted EBITDA.

PRESS RELEASE	February 17, 2021

•	Cash and cash equivalents totaled $189.7 million at the end of the fourth quarter of 2020.

2020 Financial Highlights

•

Total revenue increased 26% to $210.5 (C$281.9) million during 2020 from $167.0 million in 2019. The increase was driven by $26.5 million or 25% growth in the Cannabis segment, and $17.0 million or 28% growth in the Hemp segment. The Hemp segment increase was partially due to the timing of the Manitoba Harvest acquisition in 2019 which resulted in 10 months of sales in 2019 compared to 12 months in 2020.

•

Total kilogram equivalents of cannabis sold decreased 17% during 2020 compared to 2019 generally due to a reduction in bulk sales which was partially offset by increases in other product channels. We expect continued increases in kilogram equivalents grams sold as we generate sales growth in our key cannabis product channels, Canadian Adult-Use and International Medical. Going forward, we will pursue opportunistic bulk sales as we manage our product mix and optimize margins.

•

The average net selling price per gram increased by 51% in 2020 to $4.57 (C$6.12) compared to $3.01 (C$3.99) in 2019 due to an increase in International Medical Sales and Cannabis 2.0 products accompanied by a reduction in Bulk sales. International medical markets sales generally command a higher price per gram than Adult-Use and Medical sales in Canada. The proportion of International Medical sales during the 2020 increased to 23% versus 12% in 2019. Additionally, higher-priced Cannabis 2.0 products, which did not exist in the comparable period in 2019, continued to grow as a percentage of our Adult-Use business.

•

The average cost per gram sold increased to $3.24 (C$4.34) representing a 37% increase during 2020 compared to $2.36 (C$3.12) in 2019 partially due to fewer kilograms sold as a result of reduced bulk sales, increased sales of Cannabis 2.0 products that have higher costs than dried flower, and partially due to limited absorption of costs at our facility in Portugal as we brought new growing capacity on line.

•	Gross margin increased to 12% from (14%) in 2019 primarily due to reduced inventory valuation adjustments and overall improvements in our cost of production related to our cost cutting efforts.

○

Gross margin for Cannabis, excluding inventory valuation adjustments, was 23% in 2020 and 20% in 2019. The improvement resulted from increased sales in International Medical markets, the introduction of 2.0 products in the Adult-Use market, and the realization of cost reduction measures implemented throughout the year.

PRESS RELEASE	February 17, 2021

○

Gross margin for Hemp of 37% in 2020 increased from 31% in 2019 due to reduced inventory adjustments. Gross margin for Hemp, excluding inventory valuation adjustments and purchase accounting value step-up, was 42% in 2020 and 43% in 2019. The decrease in gross margin was primarily due to a sales mix shift to larger and lower margin package sizes and lower absorption rates in our facilities towards the end of the year.

•

Net loss for the year decreased to $(271.1) million, or $(2.15) per share, compared to $(321.2) million or $(3.20) per share in 2019 largely due to the cost optimization measures undertaken during 2020. In 2020, we recorded non-cash impairment charges of $61.1 million and $38.4 million of inventory valuation adjustments, as well as a non-cash charge of $100.3 million related to warrant valuations, partially offset by non-cash gains on debt conversion of $(61.1) million. In 2019, we recorded non-cash charges of $112.1 million related to the impairment of the Authentic Brands Group LLC (“ABG”) agreement as well as $68.6 million in inventory valuation adjustments.

•

Adjusted EBITDA for the year improved to a loss of $(30.3) million compared to a loss of $(89.8) million in the prior year primarily due to cost reduction measures undertaken during 2020, and our ability to leverage sales growth with a reduced cost structure.

Recent Business Developments Reflect Strong, Ongoing Global Growth and Opportunity

Progress on Expanding International Medical Business and Canadian Adult-Use Product Line

•

On February 9, 2021, we announced a new agreement with Grow Pharma to import and distribute Tilray medical cannabis products in the United Kingdom. This new agreement gives doctors and patients access to a sustainable supply of Tilray’s full range of pharmaceutical-grade medical cannabis products.

•

On February 4, 2021, we announced our partnership with Worldpharma Biotech and our first export of medical cannabis from Portugal to Spain. Worldpharma will produce the first medical cannabis products for clinical trials in Spain with Tilray GMP-certified medical cannabis. Spain marks the 17th country where Tilray medical cannabis is available.

•

On February 1, 2021, we announced that we had received the necessary approvals and market authorization in accordance with the Portuguese legislation to offer Tilray medical cannabis products in Portugal from our GMP-certified EU facility in Cantanhede, Portugal. This is the first time a full quality dossier was required and delivered to obtain market authorization in Europe for a medical cannabis product.

•

On January 26, 2021, we announced that we have been selected by the French National Agency for the Safety of Medicines and Health Products (ANSM) to supply Good Manufacturing Processes (GMP) certified medical cannabis products for experimentation in France. We will supply GMP-produced medical cannabis products to serve patients in need for the duration of the French experiment (18-24 months), due to begin in the first quarter of 2021.

PRESS RELEASE	February 17, 2021

•

On December 2, 2020, we announced that we had signed a cooperation agreement with Hormosan for the promotion of medical cannabis extracts in Germany. Hormosan is primarily focused on pain therapy and neurology and is part of the Lupin Group, an international entity that sells innovative drugs and generics. Through this strategic partnership, the expertise of both Tilray and Hormosan are now being leveraged to expand Tilray’s presence in the German market.

•

On October 5, 2020, our wholly-owned subsidiary, High Park Holdings Ltd., announced the newest addition to its cannabis-infused edible product line: Chowie Wowie Gummies. Chowie Wowie Gummies are handcrafted using clean and simple ingredients, are vegan and gluten free, and feature a delicious taste profile.

Progress on Strengthening Balance Sheet and Improving Financial Condition

•

Through February 15, 2021, warrant holders have exercised warrants to purchase approximately 12.7 million shares of Class 2 common stock at a price of $5.95 per share. The exercises resulted in proceeds of approximately $75.4 million and a reduction of our warrant liability of approximately $80.0 million.

•

On November 23 and 24, 2020, we announced that we had entered into privately negotiated exchange agreements with certain holders of its 5.00% Convertible Senior Notes due 2023 (the “Notes”). Pursuant to the exchange agreements, we exchanged approximately $197.2 million in aggregate principal amount of Notes plus accrued interest, for approximately 17.3 million shares of our Class 2 common stock. Following the exchange transactions, approximately $277.9 million in aggregate principal amount of the Notes remained outstanding. The purpose of the transaction was to reduce our debt and eliminate approximately $9.2 million in annual cash interest costs.

Conference Call

Tilray will host a conference call to discuss these results today at 5:00 p.m. ET. Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and 201-689-8263 internationally.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.tilray.com. The webcast will also be archived after the call concludes.

PRESS RELEASE	February 17, 2021

About Tilray®

Tilray is a global pioneer in the research, cultivation, production, and distribution of cannabis and cannabinoids, currently serving tens of thousands of patients and consumers in 17 countries spanning five continents.

Forward Looking Statements

This press release contains “forward-looking statements”, which may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, including statements regarding Aphria’s and Tilray’s strategic business combination and the expected terms, timing and closing of the combination, estimates of pro-forma financial information of the combined company, estimates of future cost reductions, synergies including pre-tax synergies, savings and efficiencies, value for stockholders, our growth potential, the sustainability of growth, the optimization of our facilities and estimated net savings, demand for our products and the medical and Adult-Use cannabis markets, anticipated plans for strategic partnerships and acquisitions, and future sales of our common stock. Forward-looking statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, including assumptions in respect of current and future market conditions. Actual results, performance or achievement could differ materially from that expressed in, or implied by, any forward-looking statements in this press release, and, accordingly, you should not place undue reliance on any such forward-looking statements and they are not guarantees of future results. Forward-looking statements involve significant risks, assumptions, uncertainties and other factors that may cause actual future results or anticipated events to differ materially from those expressed or implied in any forward-looking statements. Please see the heading “Risk Factors” in Tilray’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 9, 2020, for a discussion of the material risk factors that could cause actual results to differ materially from the forward-looking information. Tilray does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

To supplement its financial statements, the Company provides investors with information related to Adjusted EBITDA and gross margin, excluding inventory valuation adjustments, both of which are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

PRESS RELEASE	February 17, 2021

Adjusted EBITDA is calculated as net income (loss) before inventory valuation adjustments; interest expenses, net; other expenses (income), net; deferred income tax (recoveries) expenses, current income tax expenses (benefit); foreign exchange gain (loss), net; depreciation and amortization expenses; stock-based compensation expenses; loss from equity method investments; finance income from ABG; loss on disposal of property and equipment; amortization of inventory step-up; severance costs; impairment of assets; and change in fair value of warrant liability. A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, has been provided in the financial statement tables included below in this press release. Gross margin, excluding inventory valuation adjustments and stock-based compensation, is calculated as revenue less cost of sales adjusted to add back inventory valuation adjustments and amortization of inventory step-up, and stock-based compensation divided by revenue. A reconciliation of Gross margin, excluding inventory valuation adjustments and stock-based compensation, to gross margin, the most directly comparable GAAP measure, has been provided in the financial statement tables included below in this press release.

The Company believes these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP financial measures to compare the Company’s performance to that of prior periods for trend analyses and planning purposes. These non-GAAP financial measures are also presented to the Company’s Board of Directors.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. Non-U.S. GAAP measures exclude significant expenses that are required by U.S. GAAP to be recorded in the Company’s financial statements and are subject to inherent limitations.

Additional Information About the Tilray and Aphria Business Combination and Where to Find It

This news release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This statements in this press release in respect of the proposed transaction involving Aphria and Tilray pursuant to the terms of an arrangement agreement by and among Aphria and Tilray may be deemed to be soliciting material relating to the proposed transaction.

PRESS RELEASE	February 17, 2021

In connection with the proposed transaction, Aphria will file a management information circular, and Tilray will file a proxy statement on Schedule 14A containing important information about the proposed transaction and related matters. Additionally, Aphria and Tilray will file other relevant materials in connection with the proposed transaction with the applicable securities regulatory authorities. Investors and security holders of Aphria and Tilray are urged to carefully read the entire management information circular and proxy statement (including any amendments or supplements to such documents), respectively, when such documents become available before making any voting decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The Aphria management information circular and the Tilray proxy statement will be mailed to the Aphria and Tilray shareholders, respectively, as well as be accessible on the SEDAR and EDGAR profiles of the respective companies.

Investors and security holders of Tilray will be able to obtain a free copy of the proxy statement, as well as other relevant filings containing information about Tilray and the proposed transaction, including materials that will be incorporated by reference into the proxy statement, without charge, at the SEC’s website (www.sec.gov) or from Tilray by contacting Tilray’s Investor Relations at (203) 682-8253, by email at Raphael.Gross@icrinc.com, or by going to Tilray’s Investor Relations page on its website at https://ir.tilray.com/investor-relations and clicking on the link titled “Financials.”

Participants in the Tilray Solicitation

Tilray and Aphria and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of Tilray proxies in respect of the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Tilray stockholders in connection with the proposed transaction will be set forth in the Tilray proxy statement for the proposed transaction when available. Other information regarding the participants in the Tilray proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in such proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction. Copies of these documents may be obtained, free of charge, from the SEC or Tilray as described in the preceding paragraph.

For further information:

Media: Berrin Noorata, news@tilray.com

Investors: Raphael Gross, +1-203-682-8253, Raphael.Gross@icrinc.com

PRESS RELEASE	February 17, 2021

TILRAY, INC.

Consolidated Statements of Net Loss and Comprehensive Loss

(In thousands of United States dollars, except for share and per share data)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenue	$56,560	$46,936	$210,482	$166,979
Cost of sales	39,918	103,943	185,827	190,475

Gross profit	16,642	(57,007)	24,655	(23,496)

General and administrative expenses	22,597	42,836	85,883	110,903
Sales and marketing expenses	6,638	22,741	54,666	63,813
Research and development expenses	928	2,450	4,411	9,172
Depreciation and amortization expenses	3,369	4,150	13,722	11,607
Impairment of assets	2,904	112,070	61,114	112,070
Acquisition-related expenses (income), net	—	(24,861)	—	(31,427)
Loss from equity method investments	1,488	2,667	5,983	4,504

Operating loss	(21,282)	(219,060)	(201,124)	(304,138)

Foreign exchange (gain) loss, net	(18,593)	(7,097)	(13,169)	(5,944)
Change in fair value of warrant liability	49,011	—	100,286	—
Gain on debt conversion	(61,118)	—	(61,118)	—
Interest expenses, net	9,072	8,685	39,219	34,690
Finance income from ABG	—	(207)	—	(764)
Other expense (income), net	5,387	3,572	10,333	(2,501)

Loss before income taxes	(5,041)	(224,013)	(276,675)	(329,619)

Deferred income tax (recoveries)	(1,363)	(4,860)	(5,376)	(8,847)
Current income tax (recoveries) expenses	(731)	(5)	(226)	397

Net loss	$(2,947)	$(219,148)	$(271,073)	$(321,169)

Net loss per share - basic and diluted	$(0.02)	$(2.14)	$(2.15)	$(3.20)
Weighted average shares used in computation of net loss per share - basis and diluted	143,819,967	102,405,607	126,041,710	100,455,677
Net loss	(2,947)	(219,148)	(271,073)	(321,169)

Foreign currency translation (loss) gain, net	5,687	7,588	(1,497)	5,174
Unrealised loss on investments	(171)	(101)	(17)	(21)

Other comprehensive income (loss)	5,516	7,487	(1,514)	5,153

Comprehensive income (loss)	$2,569	$(211,661)	$(272,587)	$316,016

As stated in our Form-10K, share-based compensation expenses have been reclassified to their respective functional lines in the Consolidated Statements of Net Loss and Comprehensive loss. This was adjusted retrospectively for 2018, 2019 and 2020 and applied in the fourth quarter of 2020.

PRESS RELEASE	February 17, 2021

TILRAY, INC.

Consolidated Balance Sheets

(In thousands of United States dollars, except for share and par value data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$189,702	$96,791
Accounts receivable, net of allowance for credit losses of $887 and provision for sales returns of $1,651 (December 31, 2019 - $615 and $1,400, respectively)	29,033	36,202
Inventory	93,645	87,861
Prepayments and other current assets	34,640	38,173

Total current assets	347,020	259,027

Property and equipment, net	199,559	184,217
Operating lease, right-of-use assets	17,985	17,514
Intangible assets, net	186,445	228,828
Goodwill	166,915	163,251
Equity method investments	9,300	11,448
Other investments	14,369	24,184
Other assets	4,356	7,861

Total assets	$945,949	$896,330

Liabilities
Current liabilities
Accounts payable	17,776	39,125
Accrued expenses and other current liabilities	39,946	50,829
Accrued lease obligations	2,913	2,473
Warrant liability	120,647	—

Total current liabilities	181,282	92,427

Accrued lease obligations	30,623	29,407
Deferred tax liability	49,274	53,363
Convertible notes, net of issuance costs	257,789	430,210
Senior Facility, net of transaction costs	48,470	—
Other liabilities	4,612	5,652

Total liabilities	$572,050	$611,059

Commitments and contingencies
Stockholders’ equity
Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized and none issued or outstanding at December 31, 2018; none authorized, issued or outstanding at December 31, 2017)	—	—
Class 1 common stock ($0.0001 par value, 233,333,333 and 250,000,000 shares authorized; 0 and 16,666,667 shares issued and outstanding)	—	2
Class 2 common stock ($0.0001 par value; 500,000,000 shares authorized; 158,456,087 and 86,114,558 shares issued and outstanding, respectively)	16	9
Class 3 common stock ($0.0001 par value, none authorized, issued or outstanding at December 31, 2018; none authorized, issued or outstanding at December 31, 2017)
Additional paid-in capital	1,095,781	705,671
Accumulated other comprehensive income	8,205	9,719
Accumulated deficit	(730,103)	(430,130)

Total stockholders’ equity	$373,899	$285,271

Total liabilities and stockholders’ equity	$945,949	$896,330

PRESS RELEASE	February 17, 2021

TILRAY, INC.

Other Financial Information

(In thousands of United States dollars)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA reconciliation:
Net loss	$(2,949)	$(219,148)	$(271,073)	$(321,169)
Inventory valuation adjustments	2,303	67,857	38,419	68,583
Severance costs	1,288	—	4,864	—
Depreciation and amortization expenses	4,422	5,389	18,654	15,849
Stock-based compensation expenses	6,312	9,539	29,716	31,842
Other stock-based compensation related expenses	—	8,411	—	8,411
Gain on debt conversion	(61,118)	—	(61,118)	—
Impairment of assets	2,904	112,070	61,114	112,070
Loss from equity method investments	1,488	2,667	5,983	4,504
Foreign exchange (gain) loss, net	(18,593)	(7,097)	(13,169)	(5,944)
Change in fair value of warrant liability	49,011	—	100,286	—
Interest expenses, net	9,072	8,685	39,219	34,690
Finance income from ABG	—	(207)	—	(764)
Loss from disposal of property and equipment	958	2,324	1,851	2,436
Other expenses (income), net	9,244	(21,177)	20,573	(33,928)
Amortization of inventory step-up	—	—	—	2,041
Deferred income tax recoveries	(1,363)	(4,860)	(5,376)	(8,847)
Current income tax (recoveries) expenses	(731)	(5)	(226)	397

Adjusted EBITDA	$2,248	$(35,552)	$(30,283)	$(89,829)

PRESS RELEASE	February 17, 2021

TILRAY, INC.

Gross Margin

(In thousands of United States dollars, except for percentage data)

	For the three months ended December 31,
	Cannabis		Hemp		Total
	2020	2019	2020	2019	2020	2019
Revenue	$41,232	$28,270	$15,328	$18,665	$56,560	$46,935
Cost of sales
Product costs	26,152	23,864	9,900	12,221	36,052	36,085
Inventory valuation adjustments	2,753	62,922	(450)	4,935	2,303	67,857
Stock-based compensation expenses	1,292	—	271	—	1,563	—

Gross profit (loss)	11,035	(58,516)	5,607	1,509	16,642	(57,007)
Inventory valuation adjustments	2,753	62,922	(450)	4,935	2,303	67,857
Stock-based compensation expenses	1,292	—	271	—	1,563	—

Gross profit, excluding inventory valuation adjustments and stock-based compensation expenses	$15,080	$4,406	$5,428	$6,444	$20,508	$10,850

Gross margin, excluding inventory valuation adjustments and stock-based compensation expenses	37%	16%	35%	35%	36%	23%

	For the year ended December 31,
	Cannabis		Hemp		Total
	2020	2019	2020	2019	2020	2019
Revenue	$133,605	$107,147	$76,877	$59,832	$210,482	$166,979
Cost of sales
Product costs	101,509	84,876	44,336	35,395	$145,845	$120,271
Inventory valuation adjustments	34,379	63,532	4,040	5,050	$38,419	$68,582
Stock-based compensation expenses	1,292	1,041	271	581	1,563	1,622

Gross profit (loss)	(3,575)	(42,302)	28,230	18,806	$24,655	$(23,496)
Inventory valuation adjustments	34,379	63,532	4,040	5,050	$38,419	$68,582
Amortization of inventory step-up	—	—	—	2,041	$—	$2,041
Stock-based compensation expenses	1,292	1,041	271	581	$1,563	$1,622

Gross profit, excluding inventory valuation adjustments and stock-based compensation expenses	$32,096	$22,271	$32,541	$26,478	$64,637	$48,749

Gross margin, excluding inventory valuation adjustments and stock-based compensation expenses	23%	20%	42%	43%	30%	28%

(i)

Dear Team Tilray:

Today, we reported our fourth quarter and full-year 2020 financial results – I couldn’t be more proud of every single person on our team. Though the challenges faced in 2020 were unprecedented, we performed at the top of our game. Together, we drove a 26% increase in annual revenue, strengthened our balance sheet, and established a focused and efficient cost structure that enabled us to become adjusted EBITDA positive ahead of schedule.

In short, we have made incredible progress bringing the Tilray vision to life and – in the process – improved lives through the power of cannabis and hemp. I want to emphasize that our success in this regard will continue (and even accelerate) when we complete the proposed combination with Aphria in the second quarter of this year but, today, I hope you join me in celebrating Tilray: where we’ve been and all that we’ve accomplished.

Pioneering the Future of Cannabis:

When we founded Tilray in 2014, we set out to lead, legitimize and define the future of our industry by being the world’s most trusted cannabis company. With that vision, we charted new territory in the industry, among our accomplishments:

Market Innovations

•	We were the first GMP-certified medical cannabis producer in North America.

•	One of the first producers to be licensed by Health Canada for medical and adult-use production and distribution.

•	The first Licensed Producer to legally export medical cannabis from North America to Africa, Australia, Europe, and South America.

•	And the first producer to receive cultivation licenses from the national governments of two countries — Canada and Portugal.

Operational Highlights

•

We established a world-class medical advisory board, which helped to guide our research and ensure that not only was our medical product efficacious but that we were able to help patients in real-time.

•	Built a global production and distribution footprint, including our state-of-the-art, low-cost GMP-certified production facility in Portugal – a true hallmark of our Company.

•

Forged industry-disruptive partnerships and alliances with iconic global brands giving us, among other strengths, industry-leading capabilities, including medical cannabis distribution and product innovation in the adult-use beverage and edibles product categories.

•	Established a robust retail network in the U.S. through our acquisition and expansion of Manitoba Harvest.

•	Established a world-class international advisory board, which further propelled our global expansion.

(i)

2020: A Year of Action and Accomplishment

In 2020, we capitalized on this strong foundation. While we were laser-focused on driving sales growth, we also took significant actions to position Tilray for future success against the backdrop of a challenging market and competitive conditions. While we all lived through it, I wanted to take this opportunity to recap what we accomplished together in our core markets in 2020.

•

Expanding our Canadian Adult-Use Business: Our early decision to take a more balanced approach based on rational pricing and sensible margins led to 50% revenue growth in our Canadian segment in 2020. This stems directly from:

o	Proactively managing our product mix, including growing our portfolio of Cannabis 2.0 products and introducing new innovative products, including most recently Chowie Wowie gummies; and
o	Carefully managing our store count – which stands at more than 1,300 today. We view new store openings as a positive for us and the growth of the broader market in Canada.

•

Driving International Growth: Tilray is also well established as a leading provider of GMP-certified medical cannabis in the E.U. and other international cannabis markets. This is clearly reflected in the 153% increase we saw in revenue in this segment in 2020. In the German market, for example, we are building our business based on our market knowledge, customer relationships, and brand awareness. Our partnership with Hormosan, a sales organization primarily focused on pain therapy and neurology, is a prime example as the expertise of both Tilray and Hormosan will be leveraged to expand Tilray’s presence in the German market.

We are also expanding our business across the E.U., with several important milestones in 2020 and early 2021:

o	In France, we recently announced that we have been selected by the National Agency for the Safety of Medicines and Health Products (ANSM) to supply products for a prescription experiment.

o	We received the first and only market authorization to offer medical products in Portugal.

o

We announced a partnership with Worldpharma Biotech to export GMP-certified medical cannabis from Portugal to Spain – making Tilray the first cannabis company approved to ship medical cannabis into Spain.

o	And last week, we announced a new agreement with Grow Pharma to import and distribute Tilray medical cannabis products in the U.K.

Of course, these are just some of the highlights. We’ve also made meaningful progress integrating Manitoba Harvest, and our revenue from this business increased 28% (partly due to 12 months of operations in 2020 versus 10 months from our acquisition date in 2019). We also took significant action over the last 12 months to strengthen our balance sheet and our financial position. We concluded 2020 with cash and cash equivalents of approximately $189.7 million, representing an increase of $34.5 million from the end of the third quarter. This financial strength speaks to operational excellence across the board.

(i)

What Comes Next:

I hope you share my pride and sense of accomplishment in all the progress we’ve made as a company. And I hope you share my enthusiasm for the road ahead. Size, scale, and resources matter tremendously in industries like ours, where the market itself is evolving and maturing before our eyes. It is clear that companies with scale, market footprint, product range, and brand expertise will succeed. The new Tilray is positioned to be one that does.

Beyond that, profitability is the necessary underpinning of long-term growth. Aphria has generated positive adjusted EBITDA over the last seven quarters. As a combined business, we believe the new Tilray will be positioned to drive strong profitability.

The combined Company will have an incredible foundation to support the substantial growth we see ahead, including a portfolio of carefully curated and complementary brands in every major cannabis category as well as leading retail market share of approximately 17%, roughly 600 basis points higher than our next competitor. We will also have an unrivaled European platform to fully capitalize on the opportunity in the market and enhance our CPG presence and infrastructure in the U.S. and position the Company to have a commanding presence when THC is federally legalized.

Taking all of this together, ultimately, the new Tilray will continue pioneering and leading the market. I’m incredibly excited to join you on this journey as a member of the Board.

Enduring Thanks:

I want to thank each of you who has contributed to Tilray’s growth in its earliest days, in the past year, and in bringing to life this transformative transaction that will soon be complete.

Please expect to hear more from me soon as we move to and through the deal closing. In the meantime, I encourage you to access (and share with friends and family!) a fact sheet we have created [link] that attempts to capture the past six years’ milestones. If a picture says a thousand words, this document should remind you that – together – we’ve written volumes.

All my best,

Brendan

Additional Information and Where to Find It

In connection with the proposed transaction, Aphria will file a management information circular, and Tilray will file a proxy statement on Schedule 14A containing important information about the proposed transaction and related matters. Additionally, Aphria and Tilray will file other relevant materials in connection with the proposed transaction with the applicable securities regulatory authorities. Investors and security holders of Aphria and Tilray are urged to carefully read the entire management information circular and proxy statement (including any amendments or supplements to such documents), respectively, when such documents become available before making any voting decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The Aphria management information circular and the Tilray proxy statement will be mailed to the Aphria and Tilray shareholders, respectively, as well as be accessible on the SEDAR and EDGAR profiles of the respective companies.

Investors and security holders of Tilray will be able to obtain a free copy of the proxy statement, as well as other relevant filings containing information about Tilray and the proposed transaction, including materials that will be incorporated by reference into the proxy statement, without charge, at the SEC’s website (www.sec.gov) or from Tilray by contacting Tilray’s Investor Relations at (203) 682-8253, by email at Raphael.Gross@icrinc.com, or by going to Tilray’s Investor Relations page on its website at https://ir.tilray.com/investor-relations and clicking on the link titled “Financials.”

Participants in the Solicitation

Tilray and Aphria and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of Tilray proxies in respect of the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Tilray stockholders in connection with the proposed transaction will be set forth in the Tilray proxy statement for the proposed transaction when available. Other information regarding the participants in the Tilray proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in such proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction. Copies of these documents may be obtained, free of charge, from the SEC or Tilray as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

Certain information in this communication constitutes forward-looking information or forward-looking statements (together, “forward-looking statements”) under Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. The forward-looking statements are expressly qualified by this cautionary statement. Any information or statements that are contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements, including, but not limited to, statements in this communication with regards to Aphria’s and Tilray’s strategic business combination and the expected terms, timing and closing of the combination, estimates of pro-forma financial information of the combined Company, estimates of future cost reductions, synergies including pre-tax synergies, savings and efficiencies and value for stockholders. Aphria and Tilray use words such as “forecast”, “future”, “should”, “could”, “enable”, “potential”, “contemplate”, “believe”, “anticipate”, “estimate”, “plan”, “expect”, “intend”, “may”, “project”, “will”, “would” and the negative of these terms or similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Various assumptions were used in drawing the conclusions contained in the forward-looking statements throughout this communication. Forward-looking statements reflect current beliefs of management of Aphria and Tilray with respect to future events and are based on information currently available to each respective management including based on reasonable assumptions, estimates, internal and external analysis and opinions of management of Aphria and Tilray considering their experience, perception of trends, current conditions and expected developments as well as other factors that each respective management believes to be relevant as at the date such statements are made. Forward-looking statements involve significant known and unknown risks and uncertainties. Many factors could cause actual results, performance or achievement to be materially different from any future forward-looking statements. Factors that may cause such differences include, but are not limited to, risks assumptions and expectations described in Aphria’s and Tilray’s critical accounting policies and estimates; the adoption and impact of certain accounting pronouncements; Aphria’s and Tilray’s future financial and operating performance; the competitive and business strategies of Aphria and Tilray ; the intention to grow the business, operations and potential activities of Aphria and Tilray; the ability of Aphria and Tilray to complete the transaction; Aphria’s and Tilray’s ability to provide a return on investment; Aphria’s and Tilray’s ability to maintain a strong financial position and manage costs, the ability of Aphria and Tilray to maximize the utilization of their existing assets and investments and that the completion of the transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the Arrangement Agreement. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the transaction. For a more detailed discussion of risks and other factors, see the most recently filed annual information form of Aphria and the annual report filed on form 10-K of Tilray made with applicable securities regulatory authorities and available on SEDAR and EDGAR. The forward-looking statements included in this communication are made as of the date of this communication and neither Aphria nor Tilray undertake any obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise unless required by applicable securities laws.